Clenergen Corporation
1% Promissory Note

Dated: August 5, 2010	Principal Amount: $303,730.50
Coconut Creek, Florida 33073

For Value Received, the undersigned, Clenergen Corporation, a Nevada corporation (“Maker”), hereby promises to pay to Rootchange Limited, a corporation organized under the laws of Great Britain (“Payee”), the principal sum of $303,730.50 together with interest as set forth below.

1.           Interest Rate.  Until an Event of Default shall have occurred, the outstanding principal amount evidenced by this Note shall bear interest at the rate of 1% per annum, computed on the basis of a 360-day year for the actual number of days elapsed (the “Applicable Interest Rate”).  Upon the occurrence of an Event of Default, the outstanding principal amount and any accrued but unpaid interest thereon shall bear interest until paid at the rate of 20.00% per annum, computed on the basis of a 360-day year for the actual number of days elapsed (the “Default Interest Rate”).

2.           Payment Date; Payment Method; Prepayment.

(a)           Payment Dates.  Payment of all accrued and unpaid interest due under this Note shall be payable semi-annually, in arrears, commencing on February 1, 2011 (each, an “Interest Payment Date”) for so long as any principal amount evidenced by this Note remains outstanding.  Subject to prior payment of the principal amount evidenced by this Note in accordance with the terms of this Note, payment of any outstanding principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by, or on, November 1, 2011 (the “Maturity Date”).  Upon payment in full of the principal evidenced by this Note (and any accrued but unpaid interest thereon), Payee, by Payee's acceptance of this Note, agrees to mark this Note ”CANCELLED” and return this Note as so marked to Maker within five days after such payment in full is received.

(b)           Payment Method.  Payment of the principal evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by check, subject to collection, tendered to Payee, via postage-paid, first class mail, at the address for the giving of notices as set forth in Section 6 of this Note.

(c)           Voluntary Prepayment.  Reference is made to that certain 1% Convertible Promissory Note, dated of even date herewith, executed and delivered by Maker in favor of Payee and in the principal amount of $303,730.50 (the “Convertible Note”).  Maker may pay, without penalty or premium, the outstanding principal amount evidenced by this Note (and any accrued but unpaid interest thereon), in whole or in part, at any time up to the Maturity Date upon no less than ten days' prior written notice (the “Prepayment Notice Period”) to Payee, provided, however, that any prepayment, whether in full or in part, of any outstanding principal under this Note shall be applied equally to this Note and to the Convertible Note, on a pari passu and pro rata basis.  Any partial prepayment shall first be applied against any accrued and unpaid interest due under this Note and then to the principal amount evidenced by this Note.  In the event of a voluntary prepayment being less than the full amount outstanding under this Note (including any accrued but unpaid interest), upon surrender of this Note in connection with said partial prepayment, Maker shall deliver to Payee a new note substantially in the form of this Note and evidencing as principal any amount not so prepaid. Notwithstanding the immediately preceding sentence, following any partial prepayment of principal evidenced by this Note, this Note shall be deemed to evidence a debt of Maker only to the extent of the remaining principal amount outstanding following such partial prepayment (plus any accrued and unpaid interest).  Notwithstanding anything to the contrary contained in this Note, the conversion of all or any portion of the principal amount outstanding under the Convertible Note shall not be deemed a prepayment for the purposes of this Note.

3.           Default; Acceleration.

(a)           Any of the following shall constitute an “Event of Default” under this Note:
(i)           the failure by Maker to pay any amounts required to be paid under this Note on or before the tenth day following the date on which Maker receives written notice from Payee which notice shall specify a failure by Maker to make a payment due under this Note when such payment was previously due;
(ii)           Maker shall -
(A)           apply for or consent to the appointment of a receiver or trustee of Maker's assets,
(B)           make a general assignment for the benefit of creditors,
(C)           file a petition or other request no matter how denominated (“Petition”) seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute (“Bankruptcy Statute”), or
(D)           file an answer admitting the material allegations of a petition filed against Maker in any proceeding under any Bankruptcy Statute;
(iii)           there shall have entered against Maker an order for relief under any Bankruptcy Statute; or
(iv)           a petition seeking an order for relief under any Bankruptcy Statute is filed by any one other than Maker and without Maker's consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such petition is not dismissed upon the expiration of any stay thereof.

(b)           Upon the occurrence of an Event of Default, the unpaid principal amount evidenced by this Note (and any accrued but unpaid interest thereon) shall be immediately due and payable.

(c)           Until the occurrence of an event of Default, the principal amount evidenced by this Note shall bear interest at the Applicable Interest Rate.  Upon the effectiveness of an Event of Default, any unpaid principal amount under this Note and any accrued but unpaid interest through the date of effectiveness of such event of Default shall bear interest until paid at the Default Interest Rate.

4.           Assignment.  This Note is not assignable by Maker or Payee, and any purported assignment of this Note shall be null and void and of no effect.

5.           Governing Law; Jurisdiction.  This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State's conflicts of laws principles.  By accepting this Note, Payee shall be deemed to agree that the state or federal courts having jurisdiction for Nassau and Suffolk County, New York shall have exclusive jurisdiction in connection with any dispute arising under this Note.

6.           Notices.   All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, addressed, in the case of clauses (b) or (c) of this Section 6, as follows:

If to Maker, to:	Tim J.E. Bowen, Chief Executive Officer
Clenergen Corporation
5379 Lyons Road, Suite 301
Coconut Creek, Florida 33073

with a copy to:	Dennis C. O’Rourke, Esq.
Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza
Garden City, New York 11530

If to Payee, to:	Rootchange Limited
Bath House
8 Chapel Place
London EC2A 3DQ, England

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this Section 6, to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (x) on the date of delivery by hand, (y) on the first business day following the date of delivery to an overnight courier or (z) three business days following mailing by registered or certified mail.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

Clenergen Corporation

By:	/s/ Tim J.E. Bowen
Tim J.E. Bowen
Chief Executive Officer